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                                                                       EXHIBIT 5




                          JONES, DAY, REAVIS & POGUE
                          3500 One Peachtree Center
                          303 Peachtree Street, N.E.
                         Atlanta, Georgia  30308-3242



                               October 22, 1996


Nextel Communications, Inc.
1505 Farm Credit Drive
Suite 100
McLean, Virginia  22102


                 Re: Registration of 1,319,902 Shares of Class A Common Stock of Nextel Communications, Inc.


Ladies and Gentlemen:


                 We have acted as counsel for Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale by certain stockholders of the Company in certain transactions of 1,319,902 shares (the "Shares") of Class A Common Stock, par value $.001 per share of the Company. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.



                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement (No. 333-11733) on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Validity of Shares" in the Prospectus constituting a part of such Registration Statement.

                               Very truly yours,



                               /s/ JONES, DAY, REAVIS & POGUE